Exhibit 99.1

News Release
For Immediate Release
ALASKA PACIFIC BANCSHARES, INC. REPORTS
SECOND QUARTER EARNINGS FOR 2011

JUNEAU, Alaska, August 8, 2011 -- Alaska Pacific Bancshares, Inc. (OTCBB: AKPB) (“Company”), the parent company of Alaska Pacific Bank (“Bank”), today reported net income available to common shareholders of $120,000, or $0.16 per diluted common share, for the second quarter ended June 30, 2011, as compared to net income available to common shareholders of $149,000, or $0.23 per diluted common share for the second quarter of 2010.

Net income available to common shareholders for the first half of 2011, was $187,000, or $0.26 per diluted common share, compared to a net loss of $321,000, or $(0.49) per diluted common share for 2010.

“The second quarter lagged our expectations, with mortgage loan activity still lower than we anticipated.” said President & Chief Executive Officer, Craig E. Dahl.  “ There are more homes on the market now than in the first quarter and although there has been an improvement in market conditions, homes sales are not occurring  at the pace we would have liked.  Nonetheless year over year earnings have improved.  We’ve continued to make good progress in reducing our classified loans, and the related expenses associated with them have also continued to decline.   We’re also addressing the various regulatory changes that have come with the implementation of many of the provisions of the Dodd-Frank Act, on July 1, 2011; but our primary focus continues to be on serving our customers and meeting their credit needs.”

The provision for loan losses was $193,000 and $292,000 for the quarters ended June 30, 2011 and 2010, respectively.  The allowance for loan losses at June 30, 2011 was $2.0 million, representing 1.34% of total loans outstanding.  Total non-accrual loans were $635,000 at June 30, 2011 compared with $624,000 at March 31, 2011 and $2.1 million at June 30, 2010.  In addition, the Bank’s real estate owned and repossessed assets were $1.1 million at June 30, 2011 compared with $1.2 million at March 31, 2011 and $2.9 million at June 30, 2010.  There was $84,000 in net loan charge offs for the quarter ended June 30, 2011 compared with net loan recoveries of $227,000 for the quarter ended March 31, 2011 and net charge offs of $296,000 for the quarter ended June 30, 2010.

Net interest income decreased $132,000, or (6.2%) to $2.0 million in the second quarter of 2011 compared to $2.1 million for the comparable quarter of 2010 reflecting primarily the decline in the size of our loan portfolio.  Net interest margin on average interest-earning assets for the second quarter of 2011 was 5.10% compared with 5.28% in the second quarter of 2010.

Loans (excluding loans held for sale and before the allowance for loan losses) were $147.7 million at June 30, 2011, an increase of $3.7 million, or 2.6% from March 31, 2011, and a decrease of $9.5 million, or 6.1% from June 30, 2010.  Deposits at June 30, 2011, were

$147.0 million, a $5.2 million, or 3.6% increase from March 31, 2011, and a $1.0 million, or 0.7% increase from June 30, 2010.

Noninterest expense for the second quarter of 2011 decreased $85,000 (4.0%) from March 31, 2011 and decreased $79,000, or (3.8%) from the quarter ended June 30, 2010.  The net decrease compared to prior quarters was primarily attributable to a decrease in FDIC assessment expense.

Noninterest income for the second quarter of 2011, including gain on sale of loans, increased $51,000, or (14.9%) to $393,000 compared with $342,000 for the first quarter of 2011.  The increase during the second quarter compared to the first quarter of 2011 was primarily attributable to an increase of $29,000 in mortgage banking income and an increase of $26,000 in service charges on deposit accounts.

Forward-Looking Statements

Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; deposit flows; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; adverse changes in the securities markets; results of examinations by our banking regulators including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses,  write-down assets; change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; the possibility that we will be unable to comply with the conditions imposed upon us in the Cease and Desist Orders we entered into with the Office of Thrift Supervision, as determined by its successors the Office of the Comptroller of the Currency for the Bank and the Federal Reserve for the Company, computer systems on which we depend could fail or experience a security breach, or the implementation of new technologies may not be successful; our ability to retain key members of our senior management team; legislative or regulatory changes such as the Dodd-Frank Wall Street Reform and Consumer Protection Act that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules; the time it may take to lease excess space in Company-owned buildings; future legislative changes in the United States Department of Treasury Troubled Asset Relief Program Capital

Purchase Program; and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  We undertake no responsibility to update or revise any forward-looking statements.

Contact:	Julie M. Pierce		Craig E. Dahl
	Senior Vice President and CFO	or	President and CEO
	907-790-5135		907-790-5101

Alaska Pacific Bancshares, Inc.
Financial Highlights (Unaudited)
Second Quarter 2011
(dollars in thousands, except per-share amounts)

	Three Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010
Condensed Statement of Operations:
Interest income	$2,156	$2,142	$2,414
Interest expense	166	201	292
Net interest income	1,990	1,941	2,122
Provision for loan losses	193	60	292
Gain on sale of loans	79	50	105
Other noninterest income	314	292	332
Noninterest expense	1,993	2,078	2,072
Net income before income tax	197	145	195
Provision for income tax	-	-	-
Net income	197	145	195
Preferred stock dividend and discount accretion
Preferred stock dividend	59	62	29
Preferred stock discount accretion	18	16	17
Net income available to common shareholders	$120	$67	$149

Income per common share:
Basic	$0.18	$0.10	$0.23
Diluted	$0.16	$0.09	$0.23

Performance Ratios:
Return on average equity	3.95%	2.93%	4.16%
Return on average assets	0.51	0.37	0.45
Yield on average interest-earning assets	5.53	5.56	6.01
Cost of average interest-bearing liabilities	0.57	0.68	0.93
Interest rate spread	4.96	4.88	5.08
Net interest margin on:
Average interest-earning assets	5.10	5.04	5.28
Average total assets	5.15	4.89	4.85
Efficiency ratio (a)	86.50	93.06	84.43

Average balances:
Loans	$146,511	$143,884	$155,916
Interest-earning assets	155,962	154,073	160,690
Assets	154,528	158,865	175,005
Interest-bearing deposits	113,742	114,155	113,894
Total deposits	141,996	142,985	141,093
Interest-bearing liabilities	116,784	119,003	126,063
Shareholders' equity	19,930	19,810	18,750

Weighted average common shares outstanding:
Basic	654,486	654,486	654,486
Diluted	737,901	723,849	654,486

	June 30, 2011	March 31, 2011	June 30, 2010
Balance sheet data:
Total assets	$172,598	$167,561	$177,616
Loans, before allowance	147,743	144,035	157,287
Loans held for sale	454	4,904	1,267
Investment securities available for sale	4,911	4,981	2,405
Total deposits	147,047	141,882	146,067
Federal Home Loan Bank advances	3,000	3,500	9,100
Shareholders' equity	20,018	19,843	18,843

Shares outstanding (b)	654,486	654,486	654,486

Book value per share	$23.28	$23.01	$21.49

Asset quality:
Allowance for loan losses	$1,979	$1,870	$2,201
Allowance as a percent of loans	1.34%	1.30%	1.39%
Nonaccrual loans	$635	$624	$2,121
Total nonperforming assets	1,756	1,813	5,026
Impaired loans	13,336	11,287	11,484
Estimated specific reserves for impairment	572	310	759
Net charge offs (recoveries) for quarter	84	(227)	296
Net charge offs (recoveries) YTD	(143)	(227)	598
Real estate owned and repossessed assets	1,121	1,189	2,905

(a)	Noninterest expense, divided by the sum of net interest income and noninterest income, excluding gains on sale of loans or securities.

(b)	Excludes treasury stock.

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